Exhibit 99-1

ROCHESTER GAS AND ELECTRIC CORPORATION RECEIVES NEW YORK STATE APPROVAL OF FIVE YEAR ELECTRIC AND NATURAL GAS RATE PLANS AND THE SALE OF ITS GINNA NUCLEAR PLANT

FOR IMMEDIATE RELEASE

Albany, NY and Portland, ME, May 21, 2004 - Energy East Corporation (NYSE: EAS) announced today that its wholly owned subsidiary, Rochester Gas and Electric Corporation (RG&E) received written orders from the New York State Public Service Commission (NYPSC) approving both the five-year electric and natural gas rate agreements reached in March 2004 with the NYPSC staff and other parties, and the sale of its R.E. Ginna nuclear power plant (Ginna). RG&E is currently reviewing the orders and has until May 27, 2004, to unconditionally accept them.

In addition, on May 19, 2004, the Nuclear Regulatory Commission (NRC) approved the renewal of Ginna's operating license for an additional 20 years to September 2029. This renewal, and the NYPSC's approval of the sale of Ginna to Constellation Generation Group LLC (Constellation), were two key milestones necessary for the completion of the sale. Remaining milestones include the NRC's approval of the license transfer to Constellation, as well as approval from the Federal Energy Regulatory Commission. RG&E expects to close the sale of Ginna by the end of June 2004.

The written orders are available on the NYPSC's website at www.dps.state.ny.us under the Commission Documents section.

About Energy East: Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.

About RG&E: RG&E serves approximately 355,000 electricity customers and 291,000 natural gas customers in the areas in and around Rochester, New York. RG&E is a wholly owned subsidiary of RGS Energy, which merged with Energy East Corporation in 2002.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding RG&E's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward-Looking Statements" in RG&E's Annual report on Form 10-K for the year ended December 31, 2003.